                                                               EXHIBIT 16

Stein Roe Institutional High Yield Fund
Total Return As of June 30, 1997

                Initial
                Investment                              Total
TOTAL RETURN    Date       Distributions +/- App/Depr = Return + Principal =   ERV   (ERV/Princ)-1
                ----------- -------------     --------   ------   ---------   -------  ------------
Inst.High
Yield Fund      1/2/96        $45              $32       $77      $1,000     $1,077     7.70%

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YIELD CALCULATION

The yield formula is as follows:
                                           6
                  YIELD = 2[(((a-b/cd) + 1)  - 1]

Where: a = dividends and interest earned during the period b = expenses accrued for the period (net of reimbursement) c = the average daily number of shares outstanding during the period that were entitled to receive dividends
        d  = the ending net asset value of the Fund for the period

Notes  (1)  Interest earned during the period is calculated in accordance with the methods described under Item 22(b)(ii) of Form N-1A. For this purpose, the Fund will recalculate the yield to maturity based on market value of each obligation (except for mortgage-backed securities subject to monthly paydowns) on each business day on which the net asset value is calculated. For each obligation with a call provision(s), yields are based on the lower of the calculated yield to call or yield to maturity. Also, for mortgage-backed securities subject to monthly paydowns, interest earned is based on actual book income during the period including paydown adjustments.

       (2)  Yields for the fund will be computed on each business day.

The yield of Stein Roe Institutional High Yield Fund for the 30-day period ended June 30, 1997 was computed as follows:
                                                          6
                2[((867.47 - 56.54/10,329.770 * $10.19)+1)  - 1] = 9.36%

The yield of Inst. High Yield Fund at June 30, 1997, excluding the expense reimbursement would have been 0.00% (expenses exceeded income).